Exhibit 14

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-126648 and 333-122334) of Adherex Technologies Inc. of our report dated February 10, 2006 relating to the financial statements which appear in this Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP Raleigh, North Carolina
March 30, 2006